Exhibit 99.1

FOR IMMEDIATE RELEASE:

For more information, contact:

Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

EXTREME NETWORKS ENTERS INTO CONTRACT FOR SALE OF CAMPUS HEADQUARTERS

SANTA CLARA, Calif.; April 24, 2006 - Extreme Networks, Inc. (Nasdaq: EXTR), today announced that the Company has entered into a contract for the sale of its corporate headquarters campus in Santa Clara, California at a price of $70 Million. Completion of the transaction is contingent upon successful rezoning of the property for residential development, and is expected to close in 15 to 21 months. The company will proceed with its plans for the relocation of its corporate headquarters to a separate campus in the area.

Extreme Networks, Inc.

Extreme Networks is a leader in open converged networks. Its innovative network architecture provides enterprises and metro service providers with the resiliency, adaptability and simplicity required for a true a converged network that can support voice, video and data, over a wired and wireless infrastructure, while delivering high-performance and integrated security features. For more information, please visit www.extremenetworks.com

Except for the historical information contained herein, the matters set forth in this press release, including without limitation to the completed sale of property are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date. Because such statements deal with future events, they are subject to risks and uncertainties, including approval of a rezoning application, satisfactory resolution of other regulatory conditions and contingency conditions, timely performance of both Extreme Networks and the buyer of the property, and successful transfer of title . We undertake no obligation to update the forward-looking information in this release. Other important factors which could cause actual results to differ materially are contained in the Company’s 10-Qs and 10-Ks which are on file with the Securities and Exchange Commission (http://www.sec.gov).

Extreme Networks is a trademark of Extreme Networks, Inc. in the United States and other countries. © 2005 Extreme Networks, Inc. All Rights Reserved.

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